MRU Holdings, Inc. Announces Receipt of Notification from Nasdaq Relating to Audit
Committee and Independent Director Requirements

NEW YORK CITY – (December 30, 2008) – MRU Holdings, Inc. (Nasdaq: UNCL) announced today that it received a letter, dated December 24, 2008, from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it no longer complies with Nasdaq's audit committee requirements as set forth in Marketplace Rule 4350 and does not meet the independent director requirement under Marketplace Rule 4350(c)(1). These rules require that the Company's Audit Committee be comprised of at least three members, each of whom must be independent and meet other requirements under Marketplace Rule 4350, and that a majority of the Company's Board of Directors be comprised of independent directors. This notification has no effect on the listing of the Company's common stock at this time.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008, the Company became non-compliant with these rules (and so advised Nasdaq in writing) when Mr. C. David Bushley, previously an independent director and member of the Audit Committee, resigned from the Board of Directors of the Company on December 17, 2008.

Nasdaq has provided the Company until the earlier of the Company's next annual shareholders' meeting or December 17, 2009; or, if the next annual shareholders' meeting is held before June 15, 2009, then June 15, 2009, in order to regain compliance with the audit committee and independent director requirements.  If the Company does not comply with these rules by that date, the Company will receive notification that its common stock will be delisted from Nasdaq.  At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

Safe Harbor Statement

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations and/or its financial condition. These forward- looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company's business, as disclosed by the risk factors contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2008 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Media Contact:
Karin Pellmann
Phone:  646-509-0789
Email:  kpellmann@mruholdings.com